Exhibit 23.2

Consent of Morrison, Brown, Argiz & Farra, LLP

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 23, 2004 (except with respect to Note 19, as to which the date is February 17, 2004) with respect to the consolidated financial statements of Gulf Bank and Subsidiary at December 31, 2003 and 2002 and for the years then ended included in the Registration Statement (Form SB-2 No. 333-109363) and related Prospectus of Pan American Bancorp for the registration of 2,000,000 shares of its common stock.

/s/ MORRISON, BROWN, ARGIZ & FARRA, LLP

Morrison, Brown, Argiz & Farra, LLP

Miami, Florida

May 10, 2004